Exhibit 8.1

List of Subsidiaries

The following are the Registrant, its subsidiaries and its variable interest entities (“VIEs”):

Registrant (Cayman Islands):

Recon Technology, Ltd

Subsidiary (Hong Kong):

Recon Technology Co., Limited

Recon Investment Ltd.

Subsidiary (PRC):

Recon Technology (Jining) Co., Ltd.

Recon Hengda Technology (Beijing) Co., Ltd.

VIE affiliates (PRC):

Beijing BHD Petroleum Technology Co. Ltd.

Nanjing Recon Technology Co., Ltd.

Huang Hua BHD Petroleum Equipment Manufacturing Co. LTD.

Gan Su BHD Environmental Technology Co., Ltd. (51% owned by Beijing BHD Petroleum Technology Co. Ltd.)

Jining ENI Energy Technology Co., Ltd. (only through December 15, 2010; no longer a VIE of the Registrant starting December 16, 2010)